Exhibit 9.2

ROOTED IN REGENERATION PROMISSORY NOTE

IROQUOIS VALLEY FARMS LLC

An Illinois Limited Liability Company

THIS UNSECURED ROOTED IN REGENERATION PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). AS SUCH THE NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE SUBSCRIPTION AGREEMENT COVERING THE ISSUANCE OF THIS NOTE AND RESTRICTIONS ON ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS NOTE TO THE COMPANY AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES.

This Note is unsecured, and subordinate to the Company’s Senior Indebtedness (defined below).

Insert Principal Amount: ________________________________________________ (“Principal Amount”)

Please insert amount from Investment Information Page

Insert Payee: _____________________________________________________________________ (“Payee”)

Please insert Investor Account Name from Investment Information Page

______Standard Note
Term:	______3 year	______5 year	______7 year

Gross Annual Return:	4.0%	2.5%	3.0%
Annual Interest Rate:	3.0%	1.5%	2.0%
Annual RNR Pool Contribution	1.0%	1.0%	1.0%

_______Catalytic Note
Term:	______3 year	______5 year	______7 year

Gross Annual Return:	2.0%	2.0%	2.0%
Annual Interest Rate:	0.5%	0.5%	0.5%
Annual RNR Pool Contribution	1.5%	1.5%	1.5%

Type and Term Of Note: Please select one type of Note (Standard or Catalytic) and one term.

Dated as of: ____________________ (The Company will insert the date and the Maturity Date below.)

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FOR VALUE RECEIVED, Iroquois Valley Farms, LLC, an Illinois limited liability company (the “Company”), promises to pay to the order of the Payee (defined above) or the Payee’s permitted assigns, the Principal Amount (defined above), plus interest accrued thereon, pursuant to the terms hereof. The unpaid Principal Amount shall accrue simple interest (calculated on the basis of a 365-day year). The rate of interest shall be a percentage of the Principal Amount each year equal to the Annual Interest Rate amount resulting from the type and term of Note selected by Payee above.

Subject to Paragraph 2 below, the unpaid Principal Amount and all unpaid interest thereon shall be due and payable in full on ____________________,1 the last business day of the month following the expiration of the Note term. (the “Maturity Date”).

1.1.	This Note is one of a group of similar promissory notes (collectively referred to as, the “Notes”) issued pursuant to the terms of that certain Private Placement Memorandum dated June __2023, and exhibits thereto, as supplemented from time to time (the “Memorandum”), to be used by the Company as described in the Memorandum.

1.2.	All accrued and unpaid interest due on this Note shall be paid to the Payee on January 15th and July 15th of each year that this Note is outstanding. The Principal Amount, and any and all accrued and unpaid interest, shall be paid to the Payee on the Maturity Date. All payments shall be in lawful money of the United States of America at the principal office of the Company or at such other place as the Payee may time to time designate in writing to the Company. All payments shall be applied first to accrued unpaid interest and thereafter to the Principal.

1.3.	The indebtedness evidenced by this Note is expressly subordinated in right of payment to the extent and in the manner hereinafter set forth to the prior payment in full of all the Company’s Senior Indebtedness (as hereinafter defined). “Senior Indebtedness” shall mean the principal of (and premium, if any) and unpaid interest on (or other payment obligation with respect to) all indebtedness of the Company owed to banks or equipment leasing companies, regardless of whether such indebtedness is secured or unsecured, and regardless of whether such indebtedness is or was incurred prior to or after the date of this Note. Any and all claims arising under or otherwise pursuant to this Note are and shall at all times be subject to and subordinate to the outstanding principal and accrued and unpaid interest of the Senior Indebtedness.

1.4.	This Note shall be pari passu to the Company’s existing unsecured promissory notes, future Notes issued pursuant to the Memorandum, as well as other unsecured promissory notes that may be issued by the Company in future offerings.

1.5.	The failure to make any payment of Principal Amount or interest when due hereon followed by the failure to make such payment within 10 days after written notice thereof given to the Company by the Payee shall constitute an event of default under this Note. If an event of default occurs, the Principal Amount and all accrued and unpaid interest thereon shall immediately become due and payable upon the Payee’s demand. The Payee’s failure to exercise any right hereunder shall not constitute a waiver of the right to exercise the same right for any subsequent event of default.

1.6.	The Company is not required to redeem any 3-year Note. The Payee may request that the Company redeem a Note with a term of 5 or 7 years (a “Redemption”), in whole or in part, at any time following the third anniversary of the issuance date of the Note, according to the following terms:

1.6.1.	To request a Redemption, the Payee must submit a request in writing detailing the amount of the Note that the Payee wishes to redeem.
1.6.2.	Within 90 days, the Company will advise the Payee if the requested Redemption will be granted, if at all, in whole or in part. Failure by the Company to respond shall be considered declining the requested Redemption.

__________________________

1 Note: The Company will complete the Maturity Date based on the selected term of the Note and acceptance date.

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1.6.3.	Any Redemption, where granted, shall be subject to an “Early Redemption Fee” calculated based on (a) the number of years until Maturity of the Note at time of Redemption, and (b) the amount to be redeemed by the Company, as follows:
	(i)	For 7-year Notes only, if the Note is redeemed more than 3 years but fewer than 4 years from Maturity, then the Early Redemption Fee shall equal 4% of the amount redeemed by the Company.
	(ii)	For 7-year Notes only, if the Note is redeemed more than 2 years but fewer than 3years from Maturity, then the Early Redemption Fee shall equal 3% of the amount redeemed by the Company.
	(iii)	For 5- and 7-year Notes only, if the Note is redeemed more than 1 year but fewer than 2 years from Maturity, then the Early Redemption Fee shall equal 2% of the amount redeemed by the Company.
	(iv)	For 5- and 7-year Notes only, if the Note is redeemed less than 1 year from Maturity, then the Early Redemption Fee shall equal 1% of the amount redeemed by the Company.

1.7.	Except as expressly set forth in this Note, the Company waives presentment for payment, demand, protest, and notice of protest for nonpayment of this Note. Any notice permitted or required pursuant to this Note shall be sent to the counterparty at its address below via certified mail, return-receipt requested, or via a reputable overnight courier service, in each case with postage pre-paid. Each such notice shall be deemed received by the addressee on the earlier to occur of the actual date of receipt or the third business day following dispatch.

1.8.	In no event shall any officer, manager, or member of the Company be liable for any amounts due and payable pursuant to this Note. The Payee, and anyone taking through or under the Payee, shall have no recourse against any person except the Company on the basis of the terms and conditions of this Note.

1.9.	The Note shall be governed in all respects by the internal laws of the State of Illinois without regard for its laws as to conflicts of laws. Any and all disputes arising out of related to this Note shall be adjudicated exclusively in the state and federal courts located in Cook County, Illinois.

1.10.	The Note is purchased by the Payee solely for the Payee’s own account and not with any plan or view to its resale prior to its Maturity Date. The Payee acknowledges that the Notes have not been registered under the Securities Act. As such, neither this Note nor any of the other Notes may be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement pursuant to the Securities Act as to any such Note(s) or an opinion of counsel satisfactory to the Company that such registration is not required. Notwithstanding the foregoing, all covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

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IN WITNESS WHEREOF, this Note has been executed and delivered by the Company on the date first above written.

COMPANY:

Iroquois Valley Farms LLC, an Illinois limited liability company

By: __________________________________

Name: __________________________________

Title:__________________________________

Address:

P.O. Box 5850

Evanston, IL 60204

PAYEE:

By: __________________________________

Name: __________________________________

Title:__________________________________

Address:

Please insert the mailing address from the “Subscriber or Authorized Agent” box on the Subscriber Information Page

__________________________________

__________________________________

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